Exhibit 10.1

CHASE                                                           Credit Agreement

This agreement dated as of March 27, 2006 between JPMorgan Chase Bank, N.A. (together with its successors and assigns, the "Bank"), whose address is 707 Travis, 9th Floor, Houston, TX 77002, and SHARPS COMPLIANCE CORP. (whether one or more, and if more than one, individually and collectively, the "Borrower"), whose address is 9350 Kirby Drive, Houston, TX 77054.

1.       Credit Facilities.

         1.1 Scope. This agreement governs Facility A, and, unless otherwise agreed to in writing by the Bank and the Borrower or prohibited by applicable law, governs the Credit Facilities as defined below.

         1.2 Facility A (Line of Credit). The Bank has approved a credit facility to the Borrower in the principal sum not to exceed $1,500,000.00 in the aggregate at any one time outstanding ("Facility A"). Credit under Facility A shall be repayable as set forth in a Line of Credit Note executed concurrently with this agreement, and any renewals, modifications, extensions, rearrangements, restatements thereof and replacements or substitutions thereof. The proceeds of Facility A shall be used for the following purpose: support working capital needs, small acquisitions and general corporate purposes.

                  Letter of Credit Sub-Limit. At any time the Borrower is entitled to an advance under Facility A, the Bank agrees to issue letters of credit (all letters of credit issued for the account of the Borrower which are outstanding on the date of the Line of Credit Note and any letter of credit issued under this agreement, together with any and all amendments, modifications, renewals, extensions, increases, restatements and rearrangements of and substitutions and replacements for, any of the foregoing, a "Letter of Credit" or "Letters of Credit") for the account of the Borrower in an amount not in excess of the maximum advance that the Borrower would then be entitled to obtain under Facility A, provided that (a) the aggregate maximum amount which is drawn and remains unreimbursed under all Letters of Credit plus the aggregate maximum available amount which may be drawn under all Letters of Credit which are outstanding at any time (the "L/C Obligations"), shall not exceed $200,000.00, (b) the issuance of any Letter of Credit with an expiration date beyond the maturity date of the Line of Credit Note shall be entirely at the discretion of the Bank, (c) any Letter of Credit shall be a standby or commercial letter of credit and the form of the requested Letter of Credit shall be satisfactory to the Bank, in the Bank's sole discretion, and (d) the Borrower shall have executed an application and reimbursement agreement for any Letter of Credit in the Bank's standard form. While any Letter of Credit is outstanding, the maximum amount of advances that may be outstanding under the Line of Credit Note shall be automatically reduced by the L/C Obligations. The Borrower shall pay the Bank a $500.00 issuance fee and a 1.25% commission fee for each standby letter of credit and each commercial letter of credit that is issued. No credit shall be given for fees paid due to early termination of any Letter of Credit. The Borrower shall also pay the Bank's standard transaction fees with respect to any transactions occurring on an account of any Letter of Credit. Each fee shall be payable when the related letter of credit is issued, and transaction fees shall be payable upon completion of the transaction as to which they are charged. All fees may be debited by the Bank to any deposit account of the Borrower carried with the Bank without further authority and, in any event, shall be paid by the Borrower within ten (10) days following billing. The Bank is authorized, but not obligated to make an advance under the Line of Credit Note without notice to the Borrower, to make payment on a drawing under any Letter of Credit.

         1.3 Borrowing Base. The aggregate principal amount of advances outstanding at any one time under Facility A, plus L/C Obligations (the "Aggregate Outstanding Amount") shall not exceed the Borrowing Base or the maximum principal amount then available under the Line of Credit Note (and any and all renewals, modifications, extensions, rearrangements, restatements thereof and replacements or substitutions thereof) evidencing Facility A, whichever is less (the "Maximum Available Amount"). If at any time the Aggregate Outstanding Amount exceeds the Maximum Available Amount, the Borrower shall immediately pay the Bank an amount equal to such excess. "Borrowing Base" means the aggregate of:

                  A. 80% of the book value of all Eligible Accounts; plus

                  B. 50% of the lower of cost (determined using the first-in, first-out method of inventory accounting) or wholesale market value, as determined by the Bank in its sole discretion, of all Eligible Inventory, not to exceed the aggregate of $1,000,000.00 or 50% of loans plus letters of credit outstanding.
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2.       Definitions. As used in this agreement, the following terms have the following respective meanings:

         2.1 "Credit Facilities" means all extensions of credit from the Bank to the Borrower, whether now existing or hereafter arising, including but not limited to those described in
                  Section 1 and those extended contemporaneously with this agreement.

         2.2 "Liabilities" means all debts, obligations, indebtedness and liabilities of every kind and character of the Borrower to the Bank, whether individual, joint and several, contingent or otherwise, now or hereafter existing in favor of the Bank, including, without limitation, all liabilities, interest, costs and fees, arising under or from any note, open account, overdraft, credit card, lease, Rate Management Transaction, letter of credit application, endorsement, surety agreement, guaranty, acceptance, foreign exchange contract or depository service contract, whether payable to the Bank or to a third party and subsequently acquired by the Bank, any monetary obligations (including interest) incurred or accrued during the pendency of any bankruptcy, insolvency, receivership or other similar proceedings, regardless of whether allowed or allowable in such proceeding, and all renewals, extensions, modifications, consolidations, rearrangements, restatements, replacements or substitutions of any of the foregoing. The term "Rate Management Transaction" in this agreement means any transaction (including an agreement with respect thereto) that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option, derivative transaction or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

         2.3 "Notes" means all promissory notes, instruments and/or contracts evidencing the terms and conditions of any of the Credit Facilities.

         2.4 "Account" means a trade account, account receivable, other receivable, or other right to payment for goods sold or leased or services rendered owing to the Borrower (or to a third party grantor acceptable to the Bank).

         2.5 "Account Debtor" means the person or entity obligated upon an Account.

         2.6 "Affiliate" means any person, corporation or other entity directly or indirectly controlling, controlled by or under common control with the Borrower and any director or officer of the Borrower or any Subsidiary of the Borrower.

         2.7 "Distributions" means all dividends and other distributions made by the Borrower to its shareholders, partners, owners or members, as the case may be, other than salary, bonuses, and other compensation for services expended in the current accounting period.

         2.8 "Eligible Accounts" means, at any time, all of the Borrower's Accounts in which the Bank has a first priority perfected continuing security interest and which are earned and invoiced within thirty (30) days of being earned and which contain selling terms and conditions acceptable to the Bank, are payable on ordinary trade terms, and are not evidenced by a promissory note, other instrument or chattel paper. The net amount of any Eligible Account against which the Borrower may borrow shall exclude all returns, discounts, credits, and offsets of any nature. Unless otherwise agreed to by the Bank in writing, Eligible Accounts do not include Accounts: (1) which are not owned by the Borrower free and clear of all security interests, liens, encumbrances, constructive trust, statutory priorities not in favor of the Bank, and claims of third parties, except the Bank; (2) with respect to which the Account Debtor is an Affiliate, an employee or agent of the Borrower; (3) with respect to which the Account Debtor is an Affiliate or otherwise affiliated with or related to the Borrower; (4) with respect to which goods are placed on consignment, guaranteed sale, bill-and-hold, sale-and-return, sale on approval, cash-on-delivery or other terms by reason of which the payment by the Account Debtor may be conditional;
                  (5) with respect to which the Account Debtor is not a resident of the United States, except to the extent such Accounts are otherwise Eligible Accounts and are supported by insurance, bonds or other assurances satisfactory to the Bank; (6) subject to the U.S. Office of Foreign Asset Control Special Designated Nationals and Blocked Person's List, or with respect to which the Account Debtor is otherwise a person or entity with whom the Borrower or the Bank is prohibited from doing business by any applicable law, regulation, executive order or other legal directive; (7) which are not payable in U.S. Dollars; (8) with respect to which the Borrower is or may become liable to the Account Debtor for goods sold or services rendered by the Account Debtor to the Borrower; (9) which are subject to dispute, counterclaim, deduction, withholding, defense, or setoff; (10) with respect to which the goods have not been shipped or delivered, or the services have not been rendered, to the Account Debtor, or which otherwise constitute pre-billed Accounts; (11) which constitute retainage, or are bonded Accounts; (12) with respect to which the Bank, in its sole discretion, deems the creditworthiness, financial or business condition of the Account Debtor to be unsatisfactory;

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                  (13) of any Account Debtor who has filed or has had filed
                  against it a petition in bankruptcy or an application for relief under any provision of any state or federal bankruptcy, insolvency, or debtor-in-relief acts, or who has had appointed a trustee, custodian, or receiver for the assets of such Account Debtor, or who has made an assignment for the benefit of creditors or has become insolvent or fails generally to pay its debts (including its payrolls) as such debts become due;
                  (14) with respect to which the Account Debtor is the United States government or any department or agency of the United States; and any other Accounts deemed ineligible by the Bank in its sole discretion (15) which have not been paid in full within ninety (90) days from the invoice date; and (16) due from any one Enumerated Account Debtor to the extent such Accounts constitute more than 30% of all Eligible Accounts. In no event will the balance of any Account of any single Account Debtor be eligible whenever the portion of the Accounts of such Account Debtor which have not been paid within ninety
                  (90) days from the invoice date is in excess of 25% of the total amount outstanding on all Accounts of such Account Debtor.

         2.9 "Eligible Inventory" means, at any time, all of the Borrower's Inventory in which the Bank has a first priority perfected continuing security interest except Inventory which is: (1) not owned by the Borrower free and clear of all security interests, liens, encumbrances, and claims of third parties, except the Bank; (2) slow moving, obsolete, unsalable, damaged, defective, perishable, or unfit for further processing; (3) work in process; (4) subject to consignment or otherwise in the possession of a third party, unless otherwise agreed to by the Bank in writing; (5) in transit or located outside of the United States; (6) identified to be purchased under a contract under which the Borrower has received, or is entitled to receive, an advance payment; (7) determined by the Bank in its sole discretion to be ineligible due to licensing, intellectual property, or legal or regulatory issues which exist making it difficult to resell such Inventory; and (8) comprised of samples, returns, rejected items, re-work items, non-standard items, odd-lots, or repossessed goods; (9) produced in violation of applicable law including the Fair Labor Standards Act and the regulations and order of the Department of Labor; or (10) otherwise deemed ineligible by the Bank in its sole discretion; provided, however, that transportation and storage charges shall be excluded from amounts otherwise included in Eligible Inventory.

         2.10 "Enumerated Account Debtor" means any one of the following entities obligated upon an Account: Invacare Corporation; Medical Specialties Distributors, LLC; Apria Healthcare Group, Inc.; or Monsanto Company.

         2.11 "Inventory" means all of the Borrower's raw materials, work in process, finished goods, merchandise, parts and supplies, of every kind and description, and goods held for sale or lease or furnished under contracts of service in which the Borrower now has or hereafter acquires any right, whether held by the Borrower or others, and all documents of title, warehouse receipts, bills of lading, and all other documents of every type covering all or any part of the foregoing. Inventory includes inventory temporarily out of the Borrower's custody or possession and all returns on Accounts.

         2.12 "Intangible Assets" means the aggregate amount of: (1) all assets classified as intangible assets under generally accepted accounting principles, including, without limitation, goodwill, trademarks, patents, copyrights, organization expenses, franchises, licenses, trade names, brand names, mailing lists, catalogs, excess of cost over book value of assets acquired, and bond discount and underwriting expenses; and (2) loans or advances to, investments in, or receivables from (i) Affiliates, officers, directors, employees or shareholders of the Borrower or (ii) any person or entity if such loan, advance, investment or receivable is outside the Borrower's normal course of business.

         2.13 "Subsidiary" means, as to a particular person, any entity of which fifty (50%) or more of the indicia of equity rights is at the time of determination directly or indirectly owned by the person or by one or more persons controlled by, controlling or under common control with the person.

         2.14 "Tangible Net Worth" means total assets less the sum of Intangible Assets and total liabilities.

         2.15 "Related Documents" means the Notes, Letters of Credit, all loan agreements, credit agreements, reimbursement agreements, security agreements, mortgages, deeds of trust, pledge agreements, assignments, guaranties, and any other instrument or document executed in connection with this agreement or in connection with any of the Liabilities.

3.       Conditions Precedent.

         3.1 Conditions Precedent to Initial Extension of Credit. Before the first extension of credit governed by this agreement, whether by disbursement of a loan, issuance of a letter of credit, or otherwise, the Borrower shall deliver to the Bank, in form and substance satisfactory to the Bank:

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                  A. Loan Documents. The Notes, and as applicable, the letter of credit applications, reimbursement agreements, the security agreements, the pledge agreements, financing statements, mortgages or deeds of trust, the guaranties, the subordination agreements, and any other loan documents which the Bank may reasonably require to give effect to the transactions described in this agreement;

                  B. Evidence of Due Organization and Good Standing. Evidence, satisfactory to the Bank, of the due organization and good standing of the Borrower and every other business entity that is a party to this agreement or any other loan document required by this agreement; and

                  C. Evidence of Authority to Enter into Loan Documents. Evidence that (i) each party to this agreement and any other loan document required by this agreement is authorized to enter into the transactions described in this agreement and the other loan documents, and (ii) the person signing on behalf of each such party is authorized to do.

         3.2 Conditions Precedent to Each Extension of Credit. Before any extension of credit governed by this agreement, whether by disbursement of a loan, issuance of a letter of credit or otherwise, the following conditions must be satisfied:

                  A. Representations. The representations of the Borrower are true on and as of the date of the extension of credit;

                  B. No Event of Default. No default has occurred in any provision of this agreement, the Notes or any other Related Documents and is continuing or would result from the extension of credit, and no event has occurred which would constitute the occurrence of any default but for the lapse of time until the end of any grace or cure period; and

                  C. Additional Approvals, Opinions, and Documents. The Bank has received any other approvals, opinions and documents as it may reasonably request.

4. Affirmative Covenants. The Borrower agrees to do, and cause each of its Subsidiaries to do, each of the following:

         4.1 Insurance. Maintain insurance with financially sound and reputable insurers, with such insurance and insurers to be acceptable to the Bank, covering its properties and business against those casualties and contingencies and in the types and amounts as are in accordance with sound business and industry practices.

         4.2 Existence. Maintain its existence and business operations as presently in effect in accordance with all applicable laws and regulations, pay its debts and obligations when due under normal terms, and pay on or before their due date, all taxes, assessments, fees and other governmental monetary obligations, except as they may be contested in good faith if they have been properly reflected on its books and, at the Bank's request, adequate funds or security has been pledged to insure payment.

         4.3 Financial Records. Maintain proper books and records of account, in accordance with generally accepted accounting principles, and consistent with financial statements previously submitted to the Bank.

         4.4 Inspection. Permit the Bank to inspect and copy the Borrower's business records at such times and at such intervals as the Bank may reasonably require, and to discuss the Borrower's business, operations, and financial condition with the Borrower's officers and accountants.

         4.5 Financial Reports. Furnish to the Bank whatever information, books and records the Bank may from time to time reasonably request, including at a minimum:

                  A. Within thirty (30) days after each quarterly period, the consolidated, if applicable, balance sheet as of the end of that period and statements of income, cash flow and retained earnings, from the beginning of that fiscal year to the end of that period, certified as correct by one of its authorized agents.

                  B. Within 150 days after and as of the end of each of its fiscal years, a detailed consolidated, if applicable, financial statement including a balance sheet and statements of income, cash flow and retained earnings, such financial statement, to be audited by an independent certified public accountant of recognized standing acceptable to the Bank in the Bank's sole discretion.

                  C. Within thirty (30) days after and as of the end of each calendar month, a list of accounts receivable, aged from date of invoice and certified as correct by one of its authorized agents.

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                  D. Within thirty (30) days after and as of the end of each calendar month, a borrowing base certificate, in form and detail satisfactory to the Bank, along with such supporting documentation as the Bank may request.

         4.6 Notices of Claims, Litigation, Defaults, etc. Promptly inform the Bank in writing of (1) all existing and all threatened litigation, claims, investigations, administrative proceedings and similar actions affecting the Borrower which could materially affect its business, assets, affairs, prospects or financial condition of the Borrower or its Subsidiaries; (2) the occurrence of any event which gives rise to the Bank's option to terminate the Credit Facilities; (3) the institution of steps by the Borrower to withdraw from, or the institution of any steps to terminate, any employee benefit plan as to which the Borrower may have liability; (4) any reportable event or any prohibited transaction in connection with any employee benefit plan; (5) any additions to or changes in the locations of the Borrower's or any of the Borrower's or Subsidiary's businesses; and (6) any alleged breach of any provision of this agreement or of any other agreement related to the Credit Facilities by the Bank.

         4.7 Additional Information. Furnish such additional information and statements, as the Bank may request, from time to time.

         4.8 Insurance Reports. Furnish to the Bank, upon request of the Bank, reports on each existing insurance policy showing such information as the Bank may reasonably request.

         4.9 Other Agreements. Comply with all terms and conditions of all other agreements, whether now or hereafter existing, between the Borrower and any other party.

         4.10 Title to Assets and Property. Maintain good and marketable title to all of the Borrower's assets and properties.

         4.11 Additional Assurances. Promptly make, execute and deliver any and all agreements, documents, instruments and other records that the Bank may request to evidence any of the Credit Facilities, cure any defect in the execution and delivery of any of the Related Documents, perfect any lien, comply with legal requirements applicable to the Bank or the Credit Facilities or more fully to describe particular aspects of the agreements set forth or intended to be set forth in any of the Related Documents.

         4.12 Employee Benefit Plans. Maintain each employee benefit plan as to which the Borrower may have any liability, in compliance with all applicable requirements of law and regulations.

         4.13     Management. Maintain Dr. Burton J. Kunik as President and CEO.

         4.14 Banking Relationship. Establish and maintain its primary banking depository and disbursement relationship with the Bank.

         4.15 Compliance Certificates. Provide the Bank, within thirty (30) days after the end of each fiscal quarter, with a certificate executed by the Borrower's chief financial officer, or other officer or a person acceptable to the Bank, certifying that, as of the date of the certificate, no default exists under any provision of this agreement.

5.       Negative Covenants.

         5.1 Unless otherwise noted, the financial requirements set forth in this section will be computed in accordance with generally accepted accounting principles applied on a basis consistent with financial statements previously submitted by the Borrower to the Bank.

         5.2 Without the written consent of the Bank, the Borrower will not:

                  A. Dividends. Acquire or retire any of its shares of capital stock, or, other than dividends in its capital stock, declare or pay dividends or make any other distributions upon any of its shares of capital stock; provided, however, that following any fiscal year with respect to which the Borrower maintained status as an "S" corporation under the Internal Revenue Code, if there is no existing default under this agreement or any agreement related to the Liabilities and to do so will not cause a default under any of such agreements, the Borrower may pay dividends to its shareholders sufficient in amount to pay their income tax obligation attributable to the Borrower's taxable income.

                  B. Sale of Shares. Issue, sell or otherwise dispose of any shares of its capital stock or other securities, or rights, warrants or options to purchase or acquire those shares or securities.

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                  C. Debt. Incur, contract for, assume, or permit to remain
                  outstanding, indebtedness for borrowed money, installment obligations, or obligations under capital leases or operating leases, other than (1) unsecured trade debt incurred in the ordinary course of business, (2) indebtedness owing to the Bank, (3) indebtedness reflected in the latest financial statement of the Borrower furnished to the Bank prior to execution of this agreement and that is not to be paid with proceeds of borrowings under the Credit Facilities, and (4) indebtedness outstanding as of the date hereof that has been disclosed to the Bank in writing and that is not to be paid with proceeds of borrowings under the Credit Facilities.

                  D. Guaranties. Guarantee or otherwise become or remain secondarily liable on the undertaking of another, except for endorsement of drafts for deposit and collection in the ordinary course of business.

                  E. Liens. Create or permit to exist any lien on any of its property, real or personal, except: existing liens known to the Bank; liens to the Bank; liens incurred in the ordinary course of business securing current non-delinquent liabilities for taxes, worker's compensation, unemployment insurance, social security and pension liabilities.

                  F. Use of Proceeds. Use, or permit any proceeds of the Credit Facilities to be used, directly or indirectly, for the purpose of "purchasing or carrying any margin stock" within the meaning of Federal Reserve Board Regulation U. At the Bank's request, the Borrower will furnish a completed Federal Reserve Board Form U-1.

                  G. Continuity of Operations. (1) Engage in any business activities substantially different from those in which the Borrower is presently engaged; (2) cease operations, liquidate, merge, transfer or consolidate with any other entity, change its name, dissolve, or sell any assets out of the ordinary course of business; or (3) enter into any arrangement with any person providing for the leasing by the Borrower or any Subsidiary of real or personal property which has been sold or transferred by the Borrower or Subsidiary to such person.

                  H. Limitation on Negative Pledge Clauses. Enter into any agreement with any person other than the Bank which prohibits or limits the ability of the Borrower or any of its subsidiaries to create or permit to exist any lien on any of its property, assets or revenues, whether now owned or hereafter acquired.

                  I. Conflicting Agreements. Enter into any agreement containing any provision which would be violated or breached by the performance of the Borrower's obligations under this agreement or any of the other Related Documents.

                  J. Transfer of Ownership. Permit any pledge of any ownership interest in the Borrower, or any sale or other transfer of any ownership interest in the Borrower; provided, however, Dr. Burton J. Kunik may sell or transfer up to 25% of the common stock in the Borrower owned by him as of the date of this agreement.

                  K. Loans, Advances to and Investments in Others and Receivables from Others. Make any loans or advances to, investments in, or incur any receivables from any person, except (A) loans, advances, investments or receivables, made or incurred in the ordinary course of business, to, in or from any person that is not (i) an Affiliate, (ii) an employee of the Borrower, or (iii) an equity holder of the Borrower, and
                  (B) loans, advances, investments and receivables existing as of the date of this agreement that have been disclosed to the Bank in writing and that are not to be paid with proceeds of borrowings under the Credit Facilities.

                  L. Tangible Net Worth. Permit as of any fiscal quarter end, its Tangible Net Worth to be less than the following amounts for the following periods: for the period June 30, 2006 to June 30, 2007, $1.00, increasing by 90% of net income annually thereafter.

                  M. Debt Service Coverage Ratio. Permit at any time, its ratio of earnings before interest, taxes, depreciation and amortization minus non-financed capital expenditures, minus any Distributions, to principal payments on long term debt plus capitalized lease payments plus interest plus scheduled principal and interest on subordinated debt (whether made or not made) for the same such period to be less than 1.25 to 1.00.

                  N. Government Regulation. (1) Be or become subject at any time to any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits Bank from making any advance or extension of credit to Borrower or from otherwise conducting business with Borrower, or (2) fail to provide documentary and other evidence of Borrower's identity as may be requested by Bank at any time to enable Bank to verify Borrower's identity or to comply with any applicable law or regulation, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318.

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                  O. Subsidiaries and Acquisitions. Form, create or acquire any
                  Subsidiary without prior consent of the Bank; provided, however, the Borrower may expend sums not to exceed $500,000.00 in the aggregate for the cash acquisition of other entities without prior consent of the Bank.

6.       Representations.

         6.1 Representations and Warranties by the Borrower. To induce the Bank to enter into this agreement and to extend credit or other financial accommodations under the Credit Facilities, the Borrower represents and warrants as of the date of this agreement and as of the date of each request for credit under the Credit Facilities that each of the following statements is and shall remain true and correct throughout the term of this agreement and until all Credit Facilities and all amounts owing under the Notes and other Related Documents are paid in full. The Borrower represents that: (a) the execution and delivery of this agreement and the Notes, and the performance of the obligations they impose, do not violate any law, conflict with any agreement by which it is bound, or require the consent or approval of any governmental authority or other third party, (b) this agreement and the Notes are valid and binding agreements, enforceable according to their terms, (c) all balance sheets, profit and loss statements, and other financial statements and other information furnished to the Bank in connection with the Liabilities are accurate and fairly reflect the financial condition of the organizations and persons to which they apply on their effective dates, including contingent liabilities of every type, which financial condition has not changed materially and adversely since those dates, (d) no litigation, claim, investigation, administrative proceeding or similar action (including those for unpaid taxes) against the Borrower is pending or threatened, and no other event has occurred which may in any one case or in the aggregate materially adversely affect the Borrower's financial condition and properties, other than litigation, claims, or other events, if any, that have been disclosed to and acknowledged by the Bank in writing, (e) all of the Borrower's tax returns and reports that are or were required to be filed, have been filed, and all taxes, assessments and other governmental charges have been paid in full, except those presently being contested by the Borrower in good faith and for which adequate reserves have been provided, (f) the Borrower is not an "investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended, (g) the Borrower is not a "holding company", or a "subsidiary company" of a "holding company" or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended, (h) there are no defenses or counterclaims, offsets or adverse claims, demands or actions of any kind, personal or otherwise, that the Borrower could assert with respect to this agreement or the Credit Facilities, (i) the Borrower owns, or is licensed to use, all trademarks, trade names, copyrights, technology, know-how and processes necessary for the conduct of its business as currently conducted, and (j) no part of the proceeds of the Credit Facilities will be used for "purchasing" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System of the United States (the "Board") as now and from time to time hereafter in effect or for any purpose which violates the provisions of any regulations of the Board. The Borrower, other than a natural person, further represents that: (a) it is duly organized and validly existing under the laws of the state where it is organized and is in good standing in each state where it is doing business, and (b) the execution and delivery of this agreement and the Notes and the performance of the obligations they impose (i) are within its powers, (ii) have been duly authorized by all necessary action of its governing body, and
                  (iii) do not contravene the terms of its articles of incorporation or organization, its by-laws, or any partnership, operating or other agreement governing its affairs.

         6.2 Representations and Warranties Regarding Assets. To induce the Bank to enter into this agreement and to extend credit or other financial accommodations under the Credit Facilities, the Borrower represents and warrants as of the date of this agreement and as of the date of each request for credit under the Credit Facilities that each of the following statements is and shall remain true and correct throughout the term of this agreement and until all Credit Facilities and all amounts owing under the Notes and other Related Documents are paid in full. With respect to any asset of the Borrower utilized in the calculation of the Borrowing Base set forth in this agreement, the Borrower represents and warrants to the Bank:
                  (1) each asset represented by the Borrower to be eligible for Borrowing Base purposes of this agreement conforms to the eligibility definitions set forth in this agreement (2) all asset values delivered to the Bank will be true and correct, subject to immaterial variance; and be determined on a consistent accounting basis; (3) except as agreed to the contrary by the Bank in writing, each asset is now and at all times hereafter will be in the Borrower's physical possession and shall not be held by others on consignment, sale or approval, or sale or return; (4) except as reflected in schedules delivered to the Bank, each asset is now and at all times hereafter will be of good and merchantable quality, free from defects; (5) each asset is not now and will not at any time hereafter be stored with a bailee, warehouseman, or similar party without the Bank's prior written consent, and in such event, the Borrower will concurrently at the time of bailment cause any such bailee, warehouseman, or similar party to issue and deliver to the Bank, warehouseman receipts in the Bank's name evidencing the storage of the assets; and (6) the Bank, its assigns, or agents shall have the right at any time and at the Borrower's expense to inspect, examine and audit the Borrower's records, and if Accounts are included in the calculation of Borrowing Base, confirm with Account Debtors the accuracy of such Accounts, and inspect and examine the assets and to check and test the same as to quality, quantity, value, and condition.

7. Default/Remedies. If any of the Credit Facilities are not paid at maturity, whether by acceleration or otherwise, or if a default by anyone occurs under the terms of this agreement, the Notes or any other Related Documents, then the Bank shall have all of the rights and remedies provided by any law, equity or agreement.

8.       Miscellaneous.

         8.1 Notice. Any notices and demands under or related to this document shall be in writing and delivered to the intended party at its address stated herein, and if to the Bank, at its main office if no other address of the Bank is specified herein, by one of the following means: (a) by hand, (b) by a nationally recognized overnight courier service, or (c) by certified mail, postage prepaid, with return receipt requested. Notice shall be deemed given: (a) upon receipt if delivered by hand, (b) on the Delivery Day after the day of deposit with a nationally recognized courier service, or (c) on the third Delivery Day after the notice is deposited in the mail. "Delivery Day" means a day other than a Saturday, a Sunday or any other day on which national banking associations are authorized to be closed. Any party may change its address for purposes of the receipt of notices and demands by giving notice of such change in the manner provided in this provision.

         8.2 No Waiver. No delay on the part of the Bank in the exercise of any right or remedy waives that right or remedy. No single or partial exercise by the Bank of any right or remedy precludes any other future exercise of it or the exercise of any other right or remedy. No waiver or indulgence by the Bank of any default is effective unless it is in writing and signed by the Bank, nor shall a waiver on one occasion bar or waive that right on any future occasion.

         8.3 Integration. This agreement, the Notes, and the other Related Documents to the Credit Facilities embody the entire agreement and understanding between the Borrower and the Bank and supersede all prior agreements and understandings relating to their subject matter. If any one or more of the obligations of the Borrower under this agreement or the Notes is invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining obligations of the Borrower shall not in any way be affected or impaired, and the invalidity, illegality or unenforceability in one jurisdiction shall not affect the validity, legality or enforceability of the obligations of the Borrower under this agreement, the Notes and the other Related Documents in any other jurisdiction.

         8.4 Joint and Several Liability. Each party executing this agreement as the Borrower is individually, jointly and severally liable under this agreement.

         8.5 Governing Law and Venue. This agreement shall be governed by and construed in accordance with the laws of the State of Texas (without giving effect to its laws of conflicts). The Borrower agrees that any legal action or proceeding with respect to any of its obligations under this agreement may be brought by the Bank in any state or federal court located in the State of Texas, as the Bank in its sole discretion may elect. By the execution and delivery of this agreement, the Borrower submits to and accepts, for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of those courts. The Borrower waives any claim that the State of Texas is not a convenient forum or the proper venue for any such suit, action or proceeding.

         8.6 Captions. Section headings are for convenience of reference only and do not affect the interpretation of this agreement.

         8.7 Survival of Representations and Warranties. The Borrower understands and agrees that in extending the Credit Facilities, the Bank is relying on all representations, warranties, and covenants made by the Borrower in this agreement or in any certificate or other instrument delivered by the Borrower to the Bank under this agreement. The Borrower further agrees that regardless of any investigation made by the Bank, all such representations, warranties and covenants will survive the making of the Credit Facilities and delivery to the Bank of this agreement, shall be continuing in nature, and shall remain in full force and effect until such time as the Borrower's indebtedness to the Bank shall be paid in full.

         8.8 Non-Liability of the Bank. The relationship between the Borrower and the Bank created by this agreement is strictly a debtor and creditor relationship and not fiduciary in nature, nor is the relationship to be construed as creating any partnership or joint venture between the Bank and the Borrower. The Borrower is exercising the Borrower's own judgement with respect to the Borrower's business. All information supplied to the Bank is for the Bank's protection only and no other party is entitled to rely on such information. There is no duty for Bank to review, inspect, supervise or inform the Borrower of any matter with respect to the Borrower's business. The Bank and the Borrower intend that the Bank may reasonably rely on all information supplied by the Borrower to the Bank, together with all representations and warranties given by the Borrower to the Bank, without investigation or confirmation by the Bank and that any investigation or failure to investigate will not diminish the Bank's right to so rely.

         8.9 Indemnification of the Bank. The Borrower agrees to indemnify, defend and hold the Bank, its parent companies, subsidiaries, affiliates, their respective successors and assigns and each of their respective shareholders, directors, officers, employees and agents (collectively, the "Indemnified Persons") harmless from any and against any and all loss, liability, obligation, damage, penalty, judgment, claim, deficiency, expense, interest, penalties, attorneys' fees (including the fees and expenses of attorneys engaged by the Indemnified Person at the Indemnified Person's reasonable discretion) and amounts paid in settlement ("Claims") to which any Indemnified Person may become subject arising out of or relating to this agreement or the Collateral, including any Claims resulting from any Indemnified Person's own negligence, except to the limited extent that the Claims are proximately caused by the Indemnified Person's gross negligence or willful misconduct. The indemnification provided for in this paragraph shall survive the termination of this agreement and shall not be affected by the presence, absence or amount of or the payment or nonpayment of any claim under, any insurance.

         8.10 Counterparts. This agreement may be executed in multiple counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts, taken together, shall constitute one and the same agreement.

         8.11 Sole Discretion of the Bank. Whenever the Bank's consent or approval is required under this agreement, the decision as to whether or not to consent or approve shall be in the sole and exclusive discretion of the Bank and the Bank's decision shall be final and conclusive.

         8.12 Advice of Counsel. The Borrower acknowledges that it has been advised by counsel, or had the opportunity to be advised by counsel, in the negotiation, execution and delivery of this agreement and any Related Documents.

         8.13 Recovery of Additional Costs. If the imposition of or any change in any law, rule, regulation, or guideline, or the interpretation or application of any thereof by any court or administrative or governmental authority (including any request or policy not having the force of law) shall impose, modify, or make applicable any taxes (except federal, state, or local income or franchise taxes imposed on the Bank), reserve requirements, capital adequacy requirements, or other obligations which would (A) increase the cost to the Bank for extending or maintaining the Credit Facilities, (B) reduce the amounts payable to the Bank under the Credit Facilities, or
                  (C) reduce the rate of return on the Bank's capital as a consequence of the Bank's obligations with respect to the Credit Facilities, then the Borrower agrees to pay the Bank such additional amounts as will compensate the Bank therefor, within five (5) days after the Bank's written demand for such payment. The Bank's demand shall be accompanied by an explanation of such imposition or charge and a calculation in reasonable detail of the additional amounts payable by the Borrower, which explanation and calculations shall be conclusive in the absence of manifest error.

         8.14 Conflicting Terms. If this agreement is inconsistent with any provision in any other Related Documents, the Bank shall determine, in the Bank's sole and absolute discretion, which of the provisions shall control any such inconsistency.

         8.15 Expenses. The Borrower agrees to pay or reimburse the Bank for all its out-of-pocket costs and expenses and reasonable attorneys' fees incurred in connection with the development, preparation and execution of, and in connection with the enforcement or preservation of any rights under, this agreement, any amendment, supplement, or modification thereto, and any other documents prepared in connection herewith or therewith. These costs and expenses include without limitation any costs or expenses incurred by the Bank in any bankruptcy, reorganization, insolvency or other similar proceeding.

9. USA PATRIOT ACT NOTIFICATION. The following notification is provided to Borrower pursuant to Section 326 of the USA Patriot Act of 2001,
         31 U.S.C. Section 5318:

         IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for Borrower: When Borrower opens an account, if Borrower is an individual Bank will ask for Borrower's name, taxpayer identification number, residential address, date of birth, and other information that will allow Bank to identify Borrower, and if Borrower is not an individual Bank will ask for Borrower's name, taxpayer identification number, business address, and other information that will allow Bank to identify Borrower. Bank may also ask, if Borrower is an individual to see Borrower's driver's license or other identifying documents, and if Borrower is not an individual to see Borrower's legal organizational documents or other identifying documents.

10. WAIVER OF SPECIAL DAMAGES. THE BORROWER WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT THE UNDERSIGNED MAY HAVE TO CLAIM OR RECOVER FROM THE BANK IN ANY LEGAL ACTION OR PROCEEDING ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

11. JURY WAIVER. THE BORROWER AND THE BANK HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) BETWEEN THE BORROWER AND THE BANK ARISING OUT OF OR IN ANY WAY RELATED TO THIS DOCUMENT. THIS PROVISION IS A MATERIAL INDUCEMENT TO THE BANK TO PROVIDE THE FINANCING DESCRIBED HEREIN.

THIS AGREEMENT AND THE OTHER WRITTEN RELATED DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.


  Address(es) for Notices:                                        Borrower:

  9350 Kirby Drive, Suite 300
  Houston, TX 77054                                               SHARPS COMPLIANCE CORP.

  Attn:                                                           By:
       --------------------------------------------------------        --------------------------------------------------------

                                                                       --------------------------------------------------------
                                                                       Printed Name                                      Title

                                                                  Date Signed:
                                                                               ------------------------------------------------


  Address for Notices:                                            Bank:

  707 Travis, 9th Floor                                           JPMorgan Chase Bank, N.A.
  Houston, TX 77002

  Attn:                                                           By:
       --------------------------------------------------------        --------------------------------------------------------

                                                                       --------------------------------------------------------
                                                                       Printed Name                                      Title

                                                                  Date Signed:
                                                                               ------------------------------------------------

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